Exhibit 4(a)(1)(iii)

Certificate of Amendment

of the

Certificate of Incorporation

of

Xerox Corporation

Under Section 805 of the Business Corporation Law

The undersigned, Leslie F. Varon, Vice President and Secretary of Xerox Corporation (the “Corporation”), hereby certifies that:

1.      The name of the Corporation is “XEROX CORPORATION”. The name under which the Corporation was formed is “THE HALOID COMPANY”.

2.      The Certificate of Incorporation was filed by the Department of State on April 18, 1906 under the name The Haloid Company.

3.      (a)    Pursuant to Section 502(d) of the BCL, the Board of Directors of the Corporation previously amended the Certificate of Incorporation of the Corporation to establish three series of the Cumulative Preferred Stock, par value $1.00 per share, of the Corporation (“Cumulative Preferred Stock”) bearing the distinctive serial designations “$5.45 Cumulative Preferred Stock”, “$4.125 Twenty-Year Sinking Fund Preferred Stock” and “$3.6875 Ten-Year Sinking Fund Preferred Stock” and nothing in the Certificate of Incorporation prohibits or restricts the Board of Directors from decreasing the number of shares in any such series to the extent permitted by law.

(b)    On April 5, 1988, the Board of Directors of the Corporation cancelled and returned to the status of authorized but unissued all shares of the $5.45 Cumulative Preferred Stock of the Corporation that had been reacquired, redeemed and/or authorized but never issued, constituting all of the shares in such series.

(c)    Pursuant to Section 805 of the BCL, on each of October 11, 1994, December 11, 1995 and June 10, 1996, the Certificate of Incorporation of the Corporation was amended to reduce the number of authorized shares of Cumulative Preferred Stock stated in Article FOURTH and to reduce the stated capital of the Corporation resulting from the cancellation and the elimination, pursuant to Section 515 of the BCL, of shares of $4.125 Twenty-Year Sinking Fund Preferred Stock and $3.6875 Ten-Year Sinking Fund Preferred Stock.

(d)    The Certificate of Incorporation of the Corporation is hereby being amended pursuant to Sections 805 and 502(c) of the BCL to decrease to zero the number of shares designated as three series of Cumulative Preferred Stock of the Corporation bearing the distinctive serial designations “$5.45 Cumulative Preferred Stock”, “$4.125 Twenty-Year Sinking Fund Preferred Stock” and “$3.6875 Ten-Year Sinking Fund Preferred Stock” and, pursuant to Sections 805 and 502(e) of the BCL, to eliminate from the Certificate of Incorporation of the Corporation the designations of said three series of Cumulative Preferred Stock and all matters set forth therein with respect to such series, none of which three series has any authorized shares outstanding and no shares of any of such three series will be issued subject to the Certificate of Incorporation of the Corporation.

(e)    The aggregate number of shares of Cumulative Preferred Stock authorized by the Corporation and presently stated in Article FOURTH of the Certificate of Incorporation shall remain 22,043,067 until amended by the Corporation at some future date.

4.     Pursuant to Section 805, Section 502(c) and Section 502(e) of the BCL, since no authorized shares of $5.45 Cumulative Preferred Stock are outstanding and no shares of any of such series will be issued subject to the Certificate of Incorporation of the Corporation, Subdivision 13 of Article FOURTH, and all matters set forth within such Subdivision with respect to such series, are hereby eliminated.

5.     Pursuant to Section 805, Section 502(c) and Section 502(e) of the BCL, since no authorized shares of $4.125 Twenty-Year Sinking Fund Preferred Stock are outstanding and no shares of any of such series will be issued subject to the Certificate of Incorporation of the Corporation, Subdivision 15 of Article FOURTH, and all matters set forth within such Subdivision with respect to such series, are hereby eliminated.

6.     Pursuant to Section 805, Section 502(c) and Section 502(e) of the BCL, since no authorized shares of $3.6875 Ten-Year Sinking Fund Preferred Stock are outstanding and no shares of any of such series will be issued subject to the Certificate of Incorporation of the Corporation, Subdivision 16 of Article FOURTH, and all matters set forth within such Subdivision with respect to such series, are hereby eliminated.

7.     (a)    The Certificate of Incorporation of the Corporation is hereby being further amended pursuant to Sections 805 and 502(c) of the BCL to decrease by 3,294,292 shares, from 10,032,000 shares to 6,737,708 shares, the number of shares constituting the Series B Convertible Preferred Stock of the Corporation, with the 3,294,292 shares resuming the status of authorized but unissued shares of Cumulative Preferred Stock that they had prior to being designated as part of the Series B Convertible Preferred Stock of the Corporation.

(b)    The aggregate number of shares of Cumulative Preferred Stock authorized by the Corporation and presently stated in Article FOURTH of the Certificate of Incorporation shall remain 22,043,067 until amended by the Corporation at some future date.

8.    Paragraph (a) of Subdivision 17 of Article FOURTH of the Certificate of Incorporation of the Corporation reads as follows:

“(a)    The distinctive serial designation of the fifth series of Cumulative Preferred Stock is “Series B Convertible Preferred Stock” (hereinafter called “Series B Preferred Stock”); and the number of shares constituting the Series B Preferred Stock is 10,032,000 shares. Each share of Series B Preferred Stock shall have a stated value of $78.25 per share.”

9.    Paragraph (a) of Subdivision 17 of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“(a)    The distinctive serial designation of the fifth series of Cumulative Preferred Stock is “Series B Convertible Preferred Stock” (hereinafter called “Series B Preferred Stock”); and the number of shares constituting the Series B Preferred Stock is 6,737,708 shares. Each share of Series B Preferred Stock shall have a stated value of $78.25 per share.”

10.    The foregoing amendments of the Certificate of Incorporation of the Corporation were authorized by the Board of Directors of the Corporation at a meeting duly called and held on May 15, 2003.

IN WITNESS WHEREOF, the undersigned has signed this Certificate under penalty of perjury on the date set forth.

Date: June 2, 2003	/S/ LESLIE F. VARON
Name: Leslie F. Varon
Title: Vice President and Secretary

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